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                                                                     EXHIBIT 5


                                FAEGRE & BENSON LLP
                                2200 Norwest Center
                              90 South Seventh Street
                            Minneapolis, Minnesota 55402
                                    612-336-3000


                                September 30, 1999


Board of Directors
Hutchinson Technology Incorporated
40 West Highland Park
Hutchinson, Minnesota 55350

Gentlemen:

     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 1,500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Hutchinson Technology Incorporated, a Minnesota corporation (the "Company"), pursuant to the Hutchinson Technology Incorporated Employee Stock Purchase Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       FAEGRE & BENSON LLP